Exhibit 10.2

DEVELOPMENT AND LICENSE AGREEMENT

THIS DEVELOPMENT AND LICENSE AGREEMENT, including Attachments and Exhibits attached hereto and incorporated herein by reference, (this “Agreement”) is entered into as of the 4th day of September, 2007 (the “Effective Date”) by and between UTC Power Corporation, a corporation organized and existing under the laws of the State of Delaware and the successor in interest to UTC Power, LLC, having its principal office at 195 Governor’s Highway, South Windsor, Connecticut (“UTCP”) and Capstone Turbine Corporation, a corporation organized and existing under the laws of the State of Delaware and having its principal office at 21211 Nordhoff Street, Chatsworth, California (“Capstone”). UTCP and Capstone shall be hereinafter individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Capstone designs, develops, manufactures and sells certain MicroTurbine generator systems, controls and accessories; and

WHEREAS, Capstone has established a development program for the commercialization of a 200 kW MicroTurbine generator system meeting the C200 System Specifications (defined below in Article 1) and may in the future make changes to such 200 kW MicroTurbine and the C200 System Specifications, pursuant to the terms set forth herein. For the purposes of this Agreement, “C200 System” is defined below in Article 1; and

WHEREAS, Capstone desires UTCP to invest in Capstone’s C200 System development and commercialization efforts and UTCP is willing to make such investment through cash and in-kind contributions; and

WHEREAS, in exchange for UTCP’s investment in Capstone’s development and commercialization of the C200 System, Capstone is willing to provide UTCP: (1) favorable pricing pursuant to Section 9 of this Agreement and (2) royalty payments for the sale of all other C200 Systems; and

WHEREAS, in exchange for UTCP’s investment in Capstone’s development and commercialization of the C200 System, Capstone is willing to grant UTCP, subject to the terms and conditions of this Agreement, a non-exclusive, perpetual, fully paid up, worldwide license to the C200 System with royalty payments to Capstone, should Capstone fail to complete the Development and Commercialization of the C200 System as stated herein;

NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises, covenants and undertakings contained herein, the Parties hereto agree as follows:

1.                                       Definitions.

1.1                                 “Affiliate” shall mean a parent or subsidiary of a corporation or other business entity (e.g., firm, limited liability company, partnership, or joint venture) that directly or indirectly controls or is controlled by a Party, or is under common control with a Party. For the purpose of this definition, “control” means the possession of more than 50% of the voting securities of a Party or to direct or cause the direction of the management and policies of such Party, whether through the ownership of voting securities, by contract or otherwise.

1.2                                 “Agreement” shall have the meaning as set forth in the Recitals.

1.3                                 “C200 Data” shall have the meaning as set forth in Section 7.1.

1.4                                 “C200 Investment” shall mean the Cash Payment and the value of the In-Kind Services performed by UTCP pursuant to the terms of this Agreement.

1.5                                 “C200 System” shall mean a 200 kW MicroTurbine generator system meeting the C200 System Specifications and all engineering supporting documentation, including any future changes to the 200 kW MicroTurbine generator system, the C200 System Specifications, and the engineering supporting documentation.

1.6                                 “C200 System Specifications” shall mean the technical specifications of the C200 System as set forth in Attachment A hereto and as amended in writing from time to time pursuant to Section 3.3 below.

1.7                                 “Capstone” shall have the meaning as set forth in the Preamble.

1.8                                 “Cash Payment” shall have the meaning set forth in Article 4.

1.9                                 “Commercialization” shall have the meaning as set forth in Section 7.2.

1.10                           “Confidential Information” shall have the meaning set forth in Section 10.2.

1.11                           “Deliverables” shall mean the deliverables of Development as set forth in Attachment B.

1.12                           “Development” shall mean the work necessary to develop the C200 System in accordance with this Agreement and such that the C200 System meets the then current C200 System Specifications.

1.13                           “Disclosing Party” shall have the meaning set forth in Section 10.1.

1.14                           “Dispute” shall mean any dispute, controversy, claim or disagreement between the Parties hereto arising from, relating to or in connection with the Agreement or other document referred to herein or delivered in connection herewith, or the relationships of the Parties hereunder, including questions regarding the interpretation, meaning or performance of the Agreement, the release of the information in the Escrow Account, and including claims based on contract, tort, common law, equity, statute, regulation, order or otherwise.

1.15                           “Effective Date” shall have the meaning as set forth in the Preamble.

1.16                           “Escrow Account” shall have the meaning as set forth in Section 7.1.

1.17                           “Force Majeure Events” shall have the meaning as set forth in Section 15.1.

1.18                           “In-Kind Services” shall mean the Development commitments of UTCP as set forth in Attachment D and Attachment E hereto.

1.19                           “Intellectual Property” means all: (i) patents, trademarks, service marks, trade names, patent and trademark applications, utility models, rights in licenses, designs, copyrights (including rights in computer software), and all rights or forms of protection of similar nature or having equivalent effect to any of the foregoing which may subsist anywhere in the world; (ii) whether or not registered and including applications for any of the foregoing; (iii) know-how, Project results and Confidential Information, including trade secrets, industrial models, processes, designs, methodologies, computer programs (including all source code) and related documentation, technical information and manufacturing, engineering and technical drawings; and (iv) the C200 Data.

1.20                           “Losses” shall have the meaning set forth in Section 12.1.

1.21                           “OEM Agreement” shall mean the March 23, 2005 OEM Agreement executed by the Parties, or an OEM Agreement executed by the Parties subsequent to that date (whichever is the most recently executed).

1.22                           “Parties” or “Party” shall have the meaning as set forth in the Preamble.

1.23                           “Program Task Sheet” shall have the meaning as set forth in Section 3.4.

1.24                           “Project” shall mean the Development of the C200 System in accordance with this Agreement.

1.25                           “Project Change” shall have the meaning set forth in Section 3.3.

1.26                           “Project Meeting” shall have the meaning set forth in Section 3.2.

1.27                           “Receiving Party” shall have the meaning set forth in Section 10.1.

1.28                           “Representatives” shall have the meaning set forth to it in Section 3.1.

1.29                           “UTCP” shall have the meaning as set forth in the Preamble.

1.30                           “Withdrawal Event” shall have the meaning as set forth in Section 7.2.

2.                                       Commitments.

2.1                                 Development Commitments.

2.1.1                        Capstone Development Commitments. Capstone shall conduct the Development in accordance with this Agreement and shall deliver to UTCP the Deliverables as set forth in Attachment B hereto. Any time references concerning the delivery of the Deliverables in Attachment B are estimates only and are subject to change upon written notice by Capstone to UTCP and UTCP’s written approval of any such changes. UTCP’s written approval shall not be unreasonably withheld such that it does not impact Commercialization.

2.1.2                        Capstone Right to Subcontract Development Commitments. Capstone may subcontract any part of the Development to a third party. Capstone shall impose on such third party the same obligations as Capstone owes UTCP hereunder and shall ensure that all such subcontractors comply with and abide by the terms and conditions of this Agreement.

2.1.3                        UTCP Development Commitments and Right to Subcontract Development Commitments. UTCP shall perform all In-Kind Services hereunder, pursuant to the terms of this Agreement, in support of the Development and shall complete such tasks, or cause such tasks to be completed, at UTCP’s sole expense, except as otherwise agreed to by the Parties in writing. UTCP may subcontract any part of the Development to a third party. UTCP shall impose on such third party the same obligations as UTCP owes Capstone hereunder and shall ensure that all such subcontractors comply with and abide by the terms and conditions of this Agreement.

2.1.4                        Joint Development Commitments. During Development, the Parties shall work jointly to: (i) reduce costs and improve manufacturability of the C200 System by using each Party’s processes to address manufacturing shop floor issues and (ii) facilitate continuous improvement.

2.2                                 Other Capstone Commitments.

2.2.1                        Extension of the OEM Agreement. Capstone agrees to execute an amendment to extend the term of the OEM Agreement as necessary to ensure that the OEM Agreement is in effect for a six (6) month period of time following Commercialization, as defined herein.

2.2.2                        Non Compete Provisions. Capstone is prohibited from designing, marketing or selling the C200 System in conjunction with any energy system that would compete with UTCP products in the combined heating, cooling and power market (“the Market”). Capstone is prohibited from collaborating with any third party to design, market, or sell the C200 System in conjunction with any energy system that would compete with UTCP products in the Market. Subject to the foregoing, Capstone may manufacture the C200 System for any third party.

2.2.3                        Assignment of Agreements with Solar Turbines, Incorporated. Upon the occurrence of a Withdrawal Event and UTCP’s request, Capstone shall use its best efforts to assign to UTCP the agreements executed between Capstone and Solar Turbines, Incorporated, as set forth in Section 1 of Attachment H, attached hereto.

2.2.4                        ADG Compatibility. Capstone shall achieve ADG compatibility with respect to the C200 System within twelve (12) months of Commercialization.

3.                                       Project Management.

3.1                                 Project Representatives. Each Party shall appoint an equal number of representatives to facilitate the Development and management of the Project (the “Representatives”). A Party may replace a Representative by providing prior notice in writing to the other Party of its intent to replace the applicable Representative. The Parties have appointed their initial respective Representatives as listed in Attachment F hereto.

3.2                                 Project Meetings. At least quarterly, the Parties will conduct face-to-face project meetings (each a “Project Meeting”) consistent with the development milestones identified in Attachment B hereto until Commercialization is achieved at Capstone’s development facility. Each Project Meeting shall require attendance of at least the project manager, development and commercial Representatives. During a Project Meeting, the Parties shall address the following:

(i)	Progress against the then current estimated Project time schedule;
(ii)	Achievement of milestones, including, without limitation, milestones related to payments;
(iii)	Current list of contractual amendments to date to be considered by the Parties;
(iv)

Current list of Disputes between the Parties, with complete description of issue, position, and impact on the Project (including, without limitation, with respect to cost and schedule and a summary of the status of any Dispute);

(v)

Current list of identified risks associated with the Project, with complete description of issue, impact on the Project (including, without limitation, with respect to cost and schedule), and mitigating actions to be taken;

(vi)	Project Change(s); and
(vii)	Joint Development Commitments, as set forth in Section 2.1.4 of this Agreement.

3.3.                              Project Changes. If either Party wishes to change the scope of the Project (a “Project Change”) as identified by the C200 System Specifications, it shall consult with the other Party in a timely manner so that the Parties can study and estimate the feasibility of such change. A Project Change shall be effective and binding only upon execution of a change order signed by a project manager and a corporate officer of each of the Parties. Prior to Commercialization, as defined within this Agreement, Capstone reserves the right to make commercially reasonable changes to the C200 System Specifications; provided, however, any such change that materially affects the fit, form, function, cost, or Commercialization schedule of the C200 System shall be effective only upon 30 days prior written notice to UTCP and the written approval of UTCP.

3.4                                 In-Kind Services. UTCP shall not provide any In-Kind Services without a “Program Task Sheet” as defined in Attachment G, approved by each of the Parties pursuant to the terms of this Section, setting forth the specific In-Kind Services to be provided, the time and place of such services, the valuation of the work to be provided, the completion date, and such other relevant criteria as may be reasonably specified by the program task sheet, which shall be prepared by Capstone and delivered to UTCP pursuant to Attachment B. Each Program Task Sheet shall be executed by each of the Parties’ respective designees as identified in Attachment F and no In-Kind Services shall be provided except pursuant to the applicable Program Task Sheet. Capstone and UTCP have already identified a list of proposed tasks in Attachment D and Attachment E with task descriptions, deliverables, and estimated costs of $829,900, which UTCP has agreed to support and will be confirmed with Program Task Sheets. The value of UTCP’s In-Kind Services shall be adjusted, pursuant to mutual written agreement of the Parties, based on actual cost of the In-Kind Services.

4.                                       UTCP Obligations. UTCP shall also make the C200 Investment as follows: (i) $12,000,000 in cash pursuant to the Milestone schedule attached hereto as Attachment B (the “Cash Payment”). UTCP shall not make any subsequent payments, pursuant to the Milestone schedule set forth in Attachment B, after the initial payment of $1,500,000, until any and all due or previously due Milestones and Deliverables (as set forth within the schedule) have been satisfied and delivered, respectively, as agreed upon by both Parties; and (ii) the provision of In-Kind Services as further described in Section 3.4 above.

5.                                       Purchase of the C200 System. UTCP shall purchase the C200 System in accordance with terms and conditions of the OEM Agreement applicable to equipment purchases only, or, in the event there is no OEM Agreement in effect, terms and conditions that are substantially similar and no less favorable. In addition, UTCP shall provide Capstone twelve (12) month rolling forecasts for its projected C200 System purchases on a monthly basis. C200 System orders shall be accepted by Capstone upon receipt of such orders from UTCP for standard equipment using Capstone’s then current published standard lead times. Subsequent to Commercialization, as defined within this Agreement, Capstone reserves the right to make commercially reasonable changes to the C200 System Specifications; provided, however, any such change that materially affects the fit, form, cost, or function of the C200 System shall be effective only upon 90 days prior written notice to UTCP and the written approval of UTCP.

6.                                       Intellectual Property Ownership. Subject to the License granted in Article 7 hereof, as between the Parties, Capstone shall own all right title and interest in and to all Intellectual Property relating to the C200 System. Each Party shall own all right title and interest in and to its own Background Intellectual Property.

7.                                       C200 System License.

7.1                                 Escrow Account.

7.1.1                        Capstone shall select an escrow agent, subject to UTCP’s prior written approval of such escrow agent, and establish and maintain an escrow account within sixty (60) days following the Effective Date of this Agreement (the “Escrow Account”) and shall deposit in such Escrow Account all data and information controlled by Capstone relating to the C200 System, including, but not limited to: (i) all design, development, manufacturing, overhaul, repair and maintenance data and information then in its possession or otherwise necessary to design, develop, manufacture, overhaul, repair and maintain the C200 System; and (ii) a written identification of all know-how and trade secrets in its possession or otherwise necessary to design, develop, manufacture, overhaul, repair and maintain the C200 System, which written identification shall include a list of the individuals that possess such information reasonably necessary to practice all such know-how or trade secrets (collectively, the “C200 Data”).

7.1.2                        For purposes of Section 7.1, “controlled by” means the possession of the ability to grant a license or sublicense as provided herein without violating terms of any third party agreements. For purposes of Section 7.1, “Third Party Agreements” shall mean any and all such agreements or arrangements that would prevent or in any way limit the deposit of any data or information in the Escrow Account, if such data or information would otherwise be deposited into the Escrow Account and included as C200 Data, but for Capstone’s inability to grant a license or sublicense pursuant to the definition of “controlled by” set forth above (“Third Party Data”). With respect to any Third Party Agreements existing prior to, or as of, the Effective Date, Capstone shall make all commercially reasonable efforts to secure for UTCP a license or sublicense to any Third Party Data; if Capstone is unable to secure such a license or sublicense for UTCP, then Capstone shall set forth, in Attachment H attached hereto: (i) a description of the Third Party Agreement (including the parties and date of execution) and (ii) a description, reasonably acceptable to UTCP, of the Third Party Data and the information relevant to the development of the C200 System (including information on form, fit and function) which shall be deposited in the Escrow Account. With respect to any Third Party Agreement that may come into existence after the Effective Date, Capstone shall make all commercially reasonable efforts to secure for UTCP a license or sublicense to the Third Party Data; if Capstone is unable to secure such a license or sublicense for UTCP, Capstone shall, prior to execution of the Third Party Agreement: (i) provide written notice to UTCP, (ii) provide UTCP with a description, reasonably acceptable to UTCP, of the Third Party Data and information relevant to the development of the C200 System (including information on form, fit and function) which shall be deposited in the Escrow Account, and (iii) obtain UTCP’s written approval of the arrangement.

7.1.3                        Both the records of Capstone and the C200 Data deposited in the Escrow Account shall be subject to inspection and audit by a mutually acceptable third party to determine whether the deposited materials represent the C200 Data to comply with this Section 7.1. The audit shall be conducted at a time and place reasonably convenient to Capstone, and each Party shall be responsible for fifty percent (50%) of expenses related to the audit. Capstone shall update the Escrow Account at least once every calendar quarter and upon completion of major elements of the continued design, Development and manufacture of the C200 System, upon any material redesign of all or a material portion of the C200 System, or upon the reasonable request of UTCP.

7.2                                 Escrow Account Release Conditions. Upon the occurrence of any of the following events and ten (10) days prior written notice to Capstone, (each, a “Withdrawal Event”) UTCP shall have the right to access the Escrow Account and receive copies of all C200 Data deposited therein:

(i)                                     Failure by Capstone, to complete, or take reasonable action to complete, the Development, commercialization and product readiness of the C200 System; including, but not limited to, the failure by Capstone to make significant capital investment in, or establish, manufacturing facilities and equipment for the C200 System (collectively, “Commercialization”) by February 28, 2009. If Capstone fails to meet this Commercialization deadline, Capstone shall be granted a six (6) month grace period in which to cure such failure. If Capstone fails to achieve Commercialization of the C200 System during the six (6) month grace period, the cure period shall be extended for six (6) months during which time Capstone shall pay to UTCP liquidated damages of $25,000 per week until Commercialization is achieved or the cure period expires, whichever occurs first. UTCP shall have the right to access the Escrow Account only upon the expiration of the cure period; provided, however, if the delay in Commercialization is caused by UTCP’s failure to timely deliver the In-Kind Services in accordance with the applicable agreed upon Program Task Sheet, Capstone’s supply issues out of Capstone’s reasonable control or other issues out of Capstone’s reasonable control, or if UTCP fails to make timely Cash Payments pursuant to the terms of this Agreement, all deadlines shall be extended on a day-for-day basis for the period of such delay and the Parties’ rights shall remain intact;

(ii)                                  Capstone fails to take reasonable actions to fulfill UTCP purchase orders made in accordance with Article 5 above. Capstone shall be provided a reasonable time to respond to any material changes to the (12) month rolling forecast in accordance with Article 5 above. Capstone shall communicate product requirement changes to UTCP with (90) days advanced written notice.

(iii)                               Capstone voluntarily or involuntarily transfers all or substantially all of its assets or business or all or substantially all of the assets necessary for the continued delivery of the C200 System to UTCP to any third party, including through any merger or acquisition, and such third party is incapable or unwilling to fulfill Capstone’s obligations to UTCP related to the C200 System, including delivery of C200 equipment to meet UTCP C200 System order forecast, in accordance with this Agreement.

7.3                                 Standby License.

7.3.1                        License Grant. Upon the occurrence of a Withdrawal Event, Capstone shall grant to UTCP, its successors and assigns, a perpetual, fully paid up, worldwide license to all C200 Data either then deposited in the Escrow Account or otherwise necessary for the exercise of the rights and purposes set forth in this Agreement, as well as all intellectual property rights pertaining to such C200 Data:

(i)                                     To make, or have made, use, sell, or have sold, to end-use customers the C200 System (and any spare parts thereof) in conjunction with any energy systems and excluding the right to make, use or sell individual components of the C200 System separate from an integrated energy system;

and

(ii)                                  To provide, or cause to be provided, all services associated with the installation, maintenance, repair and overhaul of the C200 System in conjunction with energy systems.

Such license to the C200 Data shall be non-exclusive; provided, Capstone shall be prohibited from granting to a third party a license to the C200 Data for the specific purposes set forth above that would compete with UTCP products in the Market. Subject to the provisions of Section 2.2.2, the grant of this license shall not prohibit Capstone or its successors and assigns from: (i) marketing, manufacturing and selling the C200 System, or (ii) granting Licenses to other third parties for purposes other than any of the purposes set forth within this section 7.3.1.

7.3.2                        Standby License Fees. In connection with the grant of the foregoing license in Section 7.3 hereof, UTCP shall pay to Capstone, or its successor, a royalty equal to three percent (3%) of the C200 System burdened manufacturing cost for all C200 Systems sold by UTCP or its Affiliates as part of any energy system.

7.3.3                        Termination of License. UTCP’s right to withdraw the C200 Data and obtain a license to the C200 Data shall terminate if the Parties mutually agree in writing either: to a proposed alternative product or to product obsolescence. Once the C200 Data has been withdrawn, this Section 7.3.3 shall have no force and effect.

8.                                       UTCP Royalties.

8.1                                 Upon the sale of each C200 System by Capstone to an entity other than UTCP or its Affiliates, Capstone shall pay to UTCP a royalty equal to ten percent (10%) of the sale price of each such third party C200 System until the aggregate cash value of UTCP’s C200 Investment has been recovered by UTCP and, thereafter, the royalty shall be reduced to five percent (5%) of the sale price.

8.2                                 All royalties shall be paid to UTCP on a quarterly basis and are due when Capstone recognizes such revenue for a sale of a C200 System or when a C200 System is delivered to a party leasing a C200 System from Capstone.

9.                                       C200 System Discounts. With respect to all sales of the C200 System to UTCP by Capstone, UTCP shall receive: (i) a discount of 25% less (or 30% less in the event the C200 System fails to receive CARB 2007 Certification) than the advertised list price at the time of the applicable sale; or (ii) pricing as favorable as any other customer, distributor or other channel partner of Capstone at the time of the applicable sale, whichever results in a lower price to UTCP. All discounts hereunder shall only be provided on a prospective basis and UTCP shall not be entitled to retroactive discounts on the C200 System, unless UTCP demonstrates that lower, or more favorable, pricing was, or has been, previously available to another party; upon such a demonstration, UTCP shall be entitled to the lower, or more favorable pricing, and shall be entitled to credits pursuant to UTCP’s past purchases to account for the difference in pricing.

10.                                 Confidentiality.

10.1                           Confidentiality Obligations. Each Party (in such capacity, the “Receiving Party”) acknowledges and agrees to maintain the confidentiality of Confidential Information provided by the other Party (in such capacity, the “Disclosing Party”) hereunder. Unless it has the prior written consent of the Disclosing Party, the Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any person other than those employees, and contractors of the Receiving Party who have a need to know it in order to assist the Receiving Party in performing its obligations under this Agreement and the Project. In addition, the Receiving Party (i) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (ii) shall not use the Disclosing Party’s Confidential Information, or authorize other persons or entities to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations hereunder. As used herein, “reasonable steps” means steps that a Party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

10.2                           The term “Confidential Information,” as used herein, shall mean the C200 Data, all business strategies, plans and procedures, proprietary information, software, drawings, test data, tools, processes, methodologies, data and trade secrets, and other confidential information and materials of the Disclosing Party and any Intellectual Property that may be developed as a result of this Agreement. Confidential Information specifically includes, without limitations, any technology, data, results, Deliverables or other information developed or created during Capstone’s performance under the terms of this Agreement and which relate to the C200 System.

10.3                           The provisions of this Article 10 shall not apply to the extent that such Confidential Information is: (i) already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (ii) subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (iii) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (iv) can be demonstrated by actual written evidence as being independently developed by the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (v) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

10.4                           The Receiving Party shall advise its employees and contractors of the Receiving Party’s obligations of confidentiality and non-use under this Article 10 and shall be responsible for ensuring compliance by its and its’ affiliates employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all persons and entities who are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s employees, accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions reasonably similar to those set forth in this Article 10. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such persons or entities and shall be responsible, to the extent of and pursuant to the standards, terms and conditions of Article 10, for any breach of an obligation of confidentiality by its employees who have had access to the Disclosing Party’s Confidential Information.

10.5                           Upon the Disclosing Party’s written request following expiration or termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided hereunder, including all copies thereof. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this Article 10. The obligations of confidentiality and non-use of Confidential Information shall survive termination or expiration of this Agreement for three (3) years or as long as the Confidential Information is protectable as a trade secret under applicable law.

10.6                           The Parties shall issue a joint press release concerning this Agreement upon its execution and upon the written approval of both Parties of such joint press release prior to any release or publication.

10.7                           Notwithstanding anything to the contrary herein, the Parties acknowledge that a breach or threatened breach of the confidentiality provisions of this Agreement cannot be adequately compensated by monetary damages and would cause irreparable injury and damage. Accordingly, in the event of such breach or threatened breach of confidentiality, the injured Party shall be entitled to seek injunctive or other equitable relief in addition to recovery of monetary damages in accordance with the provisions of Article 11 of this Agreement.

11.                                 Warranties and Limitation of Damages.

11.1                           EXCEPT AS PURSUANT TO THE TERMS OF THE OEM AGREEMENT (OR TERMS NO LESS FAVORABLE), CAPSTONE MAKES NO WARRANTIES TO UTCP, EXPRESS OR IMPLIED, WITH RESPECT TO THE C200 SYSTEM AND ANY SERVICES OR DELIVERABLES PROVIDED HEREUNDER INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

11.2                           UTCP MAKES NO WARRANTIES TO CAPSTONE, EXPRESS OR IMPLIED, WITH RESPECT TO THE IN KIND SERVICES AND ANY SERVICES OR DELIVERABLES PROVIDED HEREUNDER INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANT ABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE. ALL SUCH OTHER WARRANTIES ARE HEREBY DISCLAIMED.

11.3                           A PARTY SHALL NOT BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES WHETHER IN CONTRACT, TORT OR OTHER THEORIES OF LAW, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11.4                           THE TOTAL, CUMULATIVE MONETARY LIABILITY OF EITHER PARTY TO THE OTHER PARTY WITH RESPECT TO A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10 OF THIS AGREEMENT SHALL NOT EXCEED TWELVE MILLION DOLLARS ($12,000,000.00). IN THE EVENT OF A BREACH BY UTCP OF ITS CONFIDENTIALITY OBLIGATIONS WITH RESPECT TO CAPSTONE’S AIR BEARING TECHNOLOGY UTCP’S TOTAL, CUMULATIVE MONETARY LIABILITY SHALL NOT EXCEED THIRTY-FIVE MILLION DOLLARS ($35,000,000.00). A PARTY’S RIGHT TO SEEK AND RECOVER MONETARY DAMAGES WITH RESPECT TO THE OTHER PARTY’S BREACH OF ITS CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 10 OF THIS AGREEMENT SHALL BE WITHOUT PREJUDICE TO RECEIPT OF ADDITIONAL INJUNCTIVE OR OTHER EQUITABLE NON-MONETARY RELIEF.

11.5                           EXCEPT FOR A BREACH OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN ARTICLE 10 HEREOF, THE TOTAL CUMULATIVE LIABILITY OF EITHER PARTY WITH RESPECT TO ALL OTHER CLAIMS PERTAINING TO THIS AGREEMENT SHALL NOT EXCEED THE LESSER OF: (A) THE TOTAL AMOUNT PAID TO CAPSTONE UNDER THE AGREEMENT AT THE TIME OF SUCH CLAIM OR (B) TWELVE MILLION DOLLARS ($12,000,000.00).

12.                                 Indemnity.

12.1                           Capstone Indemnification. Capstone shall indemnify, defend and hold harmless UTCP and its Affiliates and their respective officers, directors, employees, agents, successors and assigns, from any and all costs, expenses, damages, liabilities, losses and judgments, including reasonable attorneys’ fees and legal expenses (collectively, “Losses”), and threatened Losses arising from, or in connection with: (i) any intentional misconduct of Capstone or its employees in the design, manufacture, supply or delivery of the C200 System, or execution of this Agreement; (ii) any claims of infringement or misappropriation of any patent, trademark, trade secret, copyright arising out of the Development, the C200 System or Deliverables provided by Capstone to UTCP, or otherwise caused by Capstone; and (iii) Capstone’s breach of its obligations with respect to UTCP’s Confidential Information. Capstone’s obligations under this paragraph shall not apply to any infringement claim or Loss to the extent it is not caused in whole or part by Capstone and arises from or concerns: (a) a Deliverable prepared in accordance with UTCP’s specific technical designs or instructions; (b) inclusion in a Deliverable of any content or other materials provided by UTCP and the infringement or Loss relates to or arises from such UTCP provided material; (c) modification of a Deliverable or the C200 System made by UTCP and not approved by Capstone; (d) use of the Deliverable in combination with C200 System not provided by Capstone or otherwise not approved by Capstone under the applicable documentation and specification; or (e) use by UTCP of an outdated or superseded version of a Deliverable.

12.2                           UTCP Indemnification. UTCP shall indemnify, defend and hold harmless Capstone and its Affiliates and their respective officers, directors, employees, agents, successors and assigns, from all Losses and threatened Losses arising from, or in connection with, (i) any intentional misconduct of UTCP or its employees in the performance of this Agreement; (ii) UTCP’s breach of its obligations with respect to Capstone’s Confidential Information; and (iii) any claims of infringement or misappropriation of any patent, trademark, trade secret, copyright to the extent that the Loss or threatened Loss is not caused by Capstone and arises from or concerns: (a) UTCP provided material; (b) modification of a Deliverable or the C200 System made by UTCP and not approved by Capstone; or (iv) use of the Deliverable or the C200 System in combination with products not provided by Capstone or otherwise not approved by Capstone under the applicable documentation and specification; or (iii) UTCP’s use of an outdated or superseded version of a Deliverable.

13.                                 Term & Termination.

13.1                           Term. Unless earlier terminated pursuant to Section 13.2, this Agreement shall, be effective for the product life of the C200 System.

13.2                           Termination. Either Party may terminate this Agreement by written notice to the other Party, if any material breach of this Agreement has not been cured within sixty (60) days after delivery of written notice demanding remedy of such material breach. This Agreement shall be deemed immediately terminated without the requirement of further action or notice by either Party in the event the other Party: (i) shall become subject to voluntary or involuntary bankruptcy, insolvency, receivership, conservatorship or like proceedings pursuant to applicable law; (ii) ceases to conduct its normal and customary business operations.

13.3                           Survival. The provisions of Sections 1, 6, 8, 10, 11, 12, 13, 14, 15, including subsections, hereof shall survive the termination or expiration of this Agreement. The provisions of Section 2.2 and Articles 7 and 9, including subsections, shall also survive termination or expiration of this Agreement, unless the termination of this Agreement is caused, in whole part, by UTCP’s breach of its obligation to make payments of the Cash Payment to Capstone, pursuant to the terms and conditions of this Agreement.

13.4                           Disputes. Disputes not otherwise resolved by the Parties shall be resolved pursuant to Attachment C hereto.

14.                                 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given if: (a) delivered personally to the recipient; (b) sent to the recipient by reputable express courier service (charges prepaid); (c) mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid; or (d) transmitted by facsimile to the recipient with a confirmation copy to follow the next day to be delivered by express courier. Such notices, demands and other communications shall be sent to the addresses indicated below:

If to Capstone:	If to UTCP:

Capstone Turbine Corporation	UTC Power Corporation
21211 Nordhoff Street	195 Governor’s Highway
Chatsworth, CA 91311	South Windsor, CT 06074
United States	United States
Ann: EVP & CTO	Attn: Vice President Onsite Power
Solutions

With copy to:	With copy to:

Waller Lansden Dortch & Davis, LLP	UTC Power Corporation
520 South Grand Avenue	195 Governor’s Highway
Suite 800	South Windsor, CT 06074
Los Angeles, CA 90071	United States
United States	Attn: Legal Department, Counsel
Ann E. Lee Horton, Esq.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be: (i) the date such notice is personally delivered; (ii) three (3) days after the date of mailing if sent by certified or registered mail; (iii) the next business day after the date of delivery to the overnight courier if sent by overnight courier; or (iv) the date of transmittal by facsimile, if transmitted on a business day, or the next business day following transmittal, if transmitted other than on a business day.

15.                                 General Provisions.

15.1                           In addition to any other provisions of this Agreement regarding due dates or times of performance, neither Party shall be liable to the other Party for, and shall be excused from, any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, disruptions in the supply of public utilities, labor strikes or difficulties, transportation stoppages or slowdowns, failures or disruptions caused by suppliers, terrorism, or other similar disruptions or interferences (“Force Majeure Events”). If the occurrence of any of the Force Majeure Events prevent or delay a Party’s performance for a period of less than twenty (20) consecutive days, the time for that performance shall be extended on a day-for-day basis. If the Force Majeure events cause a delay of twenty (20) or more consecutive days the Party’s time for performance shall be extended on a day-for-day basis plus ten (10) days from the end of the Force Majeure Events. The occurrence of Force Majeure Events shall not, however, excuse the performance of a Party’s payment obligations under this Agreement for a period in excess of seven (7) days.

15.2                           The Parties may not assign this Agreement except with the other Party’s prior written consent or as specifically provided herein.

15.3                           Unless otherwise specifically provided herein, nothing in this Agreement, whether express or implied, shall be construed as granting to either Party any license with regard to intellectual property rights of the other Party.

15.4                           This Agreement sets forth the entire understanding of the Parties, and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof. No modification, termination or attempted waiver of this Agreement shall be valid unless in writing and signed by both parties to this Agreement.

15.5                           This Agreement shall be construed and controlled by the laws of the State of New York, without regard to New York’s rules relating to conflicts of law, and United States federal law applicable to patents, copyrights and trademarks, as such laws are applied to contracts made and to be performed entirely within the State of New York. In the event either Party brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover all reasonable attorneys’ fees and expenses from the other Party arising out of such action.

15.6                           The Parties shall resolve all disputes, controversies or differences that may arise between the Parties in accordance with Attachment C.

15.7                           Each Party at its own expense shall keep records of all C200 Systems it sells. From time to time during regular business hours, on reasonable prior written notice, each Party or its authorized representatives may examine the other Party’s sales records for the C200 System.

15.8                           Failure by either Party to enforce any provisions of this Agreement or any rights that may arise as a result of breach of this Agreement by the other Party shall not be construed as a waiver of any of its rights, nor affect the validity of this Agreement, nor prejudice either Party as regards any subsequent action.

15.9                           If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid, then the provision shall be ineffective to the extent of the court’s finding, without affecting the enforceability or validity of this Agreement’s remaining provisions.

15.10                     In making and performing this Agreement each Party shall be deemed to be acting as an independent contractor and shall not be deemed an employee, agent, legal representative, joint venturer or partner of the other Party. Neither Party is authorized to bind the other to any obligation, affirmation or commitment with respect to any other person or entity.

15.11                     This Agreement and shall be deemed executed by both Parties when any one or more counterparts hereof, individually or taken together, bears the signatures of each of the Parties.

15.12                     Unless this Agreement expressly provides that an approval, consent, waiver, acceptance, concurrence or permission may be given or withheld in the “sole discretion” of a Party (or words of similar import), then such Party may not unreasonably withhold, delay or condition any approvals, consents, waiver, acceptances, concurrences and permissions required to be given or made by any Party hereunder taking into account relevant business and economic factors.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate, one executed original to be retained by each Party.

Capstone Turbine Corporation		UTC Power Corporation

Name:	Darren R. Jamison	Name:	Jan van Dokkum
Signature:	/s/ Darren R. Jamison	Signature:	/s/ Jan van Dokkum
Title:	President & CEO	Title:	President
Date:	September 4, 2007	Date:	September 4, 2007

Attachment A

C200 System Specifications

Item	Specification

High Pressure Natural Gas
Power Output (1)	200kW net (+01/-10)
Efficiency (1)	32.5 (±2) %
Fuel Pressure	75 psig

Low Pressure Natural Gas
Power Output (1)	190kW net (±10)
Efficiency (1)	31.0 (±2) %
Fuel Pressure	> 0.25 psig (7 inch WC)

All Configurations
Fuel Type	Natural Gas or ADG
Fuel Heat Content	36 to 42 MJ/m3 (970 to 1,130 BTU/scf) HHV
Electrical Configuration	Grid Connect and Stand Alone
Electrical Output	480V, 60 Hz, 3 ph
Exhaust Gas Temperature (1)	~ 275°C (527°F)
Exhaust Gas Mass Flow (1)	~1.3 kg/s (2.9 lb/s)
Exhaust Emissions (1)	NOx < 9 ppmV @ 15% O2
Package Height	< 2.9 m (9.6 ft)
Package Footprint	< 7.5 m2 (81 ft2)
Weight	< 3,000 kg (6,614 lbs) Grid Connect < 4,900 kg (10,800 lbs) Standalone
Sound	< 68 dBA @ 10 m (33 ft)
Certifications (2)	UL1741 UL2200 CARB 2007

(1) Specifications given at ISO Conditions (15°C / 59°F at sea level)

(2) CARB2007 version available combined with 80% heat recovery system

Attachment B

Payment Milestones

Milestone	Deliverable	Payment	ECD
Contract Signing	Signed Agreement to Start	$1,500,000	Upon contract signing

System Requirements Review	C200 System Requirements Specification C200 System Architecture Specification Review Charts Review Minutes (actions included All Program Task Sheets, agreed upon pursuant to Section 3.4 of the Agreement)	$2,000,000	11/19/2007

Preliminary Design Review	Preliminary System Demonstration Engine Performance Model (Baseline Review Charts Review Minutes (actions included)	$2,500,000	2/29/2008

Critical Design Review	C200 System Qualification Plan C200 Package Qualification Plan C200 System ATP Specification Prototype System and Package C200 Product Datasheet (Preliminary C200 Product Specification (Preliminary C200 System Price List (Preliminary C200 O&I Drawings (Preliminary Review Charts Review Minutes (actions included)	$2,500,000	5/30/2008

MicroTurbine Build Complete	Physical Verification Delivery of one (1 complete C200 System to UTCP)	$2,000,000	8/31/2008

Qualification Results	C200 System Qualification Report - including CARB and UL test results that demonstrate the C200 System’s ability to receive CARB 2007 Certification. C200 Package Qualification Report Engine Performance Model (Final C200 Preventive Maintenance Schedule Review Charts Review Minutes (actions included)	$1,500,000	12/1/2008

	Total	$12,000,000

1.	ECDs are target dates only. Capstone will receive payments in connection with providing Deliverables and invoicing for completed milestones.

2.

UTCP shall have its assigned program manager or approved alternate present at the technical reviews for each milestone to audit program deliverables. The milestone shall be deemed completed upon written notice by Capstone to UTCP and UTCP’s written approval. UTCP’s written approval shall not be unreasonably withheld.

3.	Capstone will invoice UTCP for the dollar amount specified at the completion of each milestone.

4.	Payment is due upon complete delivery of each item required by the milestone and receipt of an invoice.

Attachment C

Dispute Resolution Procedures

Level 1 Dispute Review. Upon the written request of either party, UTCP and Capstone shall each appoint a designated representative whose task shall be to meet the other party’s designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve any Dispute (“Level 1 Dispute Review”). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding. Such Level 1 efforts may include discussion of the Dispute at a regular or ad hoc Project Meeting for the purpose of resolving such Dispute.

Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (a) fifteen (15) days of the first Level 1 Dispute Review meeting and (b) such time as when either party gives the other notice of an impasse (“Level 1 Dispute Termination Date”), the designated executive of UTCP will meet with the designated executive of Capstone (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute (“Level 2 Dispute Review”).

Arbitration.                             (a) If the parties are unable to resolve the Dispute within a thirty (30) days after commencement of the Level 2 Dispute Review, either party may give the other party notice of the existence of a continuing impasse (the date on which both parties are in receipt of such notice, the “Level 2 Dispute Termination Date”) and shall thereafter immediately submit the Dispute to binding arbitration in accordance with the following provisions of this Exhibit, regardless of the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court or arbitration panel.

(b)                                 Any such arbitration shall be conducted by the American Arbitration Association (“AAA”) in accordance with its current Commercial Arbitration Rules (the “AAA Rules”), except to the extent that the AAA Rules conflict with the provisions of this Attachment, in which event the provisions of this Attachment shall control.

(c)                                  Unless otherwise agreed by the parties, the arbitration panel (the “Panel”) shall consist of three neutral arbitrators (“Arbitrators”), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules (the “Basic Qualifications”); except if the amount in controversy is less than One Million Dollars (US) ($1,000,000.00) the Panel shall consist of one Arbitrator.

(d)                                 Should an Arbitrator refuse or be unable to proceed with arbitration proceedings, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this Attachment and the AAA Rules.

(e)                                  The arbitration shall be conducted in Chatsworth, California.

(f)                                    The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

(g)                                 At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Exhibit, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

(h)                                 Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of the Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of the Agreement and such other documents.

(i)                                     Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, to obtain interim relief, or as otherwise required by law, neither the parties nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

(j)                                     To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under the Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

(k)                                  The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in this Attachment, any party may apply to any court having jurisdiction (a) to enforce the Agreement to arbitrate, (b) to seek injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (c) to protect Confidential Information, or (d) to preserve a superior position with respect to other creditors.

Attachment D

In-Kind Engineering Services

Service	Deliverable	Task Description	Cost Estimate
Casting Support	Advice and support for casting activity to support 40,000 hrs Life Requirement.	Provide consultation/advice from casting engineer/expert in the development of 5 components – turbine rotor, turbine nozzle, bearing supports and generator housing. Work with suppliers and provide input to develop key component characteristics, e.g. grain size, stress rupture strength as required. Assist in qualifying supplier to produce quality components. Review supplier processes and their material data for acceptability. Make recommendations for additional material testing/qualification to ensure component meets durability requirements and consistent casting process output.	$110,000.00

Compressor Analysis	Structural and Thermal Analysis including: Transients Clearance Analysis including Transients Vibration Analysis Life Analysis including Fracture Mechanics as Required	Provide structural and thermal analysis of the compressor rotor and shaft under steady state and transient conditions. Determine acceptability of: clearance during transients, component vibratory response, component life and fracture mechanics life. Capstone to provide first pass geometry and thermal analyses. Review compressor material data with respect to UTC material database to provide a broader statistical basis for the design. Produce review to reduce program risk. Investigate sensitivity of component life and clearances to secondary flow schemes per the performance modeling task.	$168,000.00

Service	Deliverable	Task Description	Cost Estimate
Turbine Analysis	Structural and Thermal Analysis including Transients Clearance Analysis including transients Vibration Analysis Life Analysis including Fracture Mechanics as Required	Provide structural and thermal analysis of the turbine rotor under steady state and transient conditions. Determine acceptability of: clearance during transients, component vibratory response, component life and fracture mechanics life. Capstone to provide first pass geometry and thermal analyses. Review turbine rotor material data with respect to UTC material database to provide a broader statistical basis for the design. Provide thorough review to reduce program risk. Investigate sensitivity of component life and clearances to secondary flow schemes per the performance modeling task.	$165,000.00

Materials	Review of engine materials utilizing the UTC Materials Database for acceptance to 40,000 hr and 80,000 hr design life targets. Review and Recommend inspection methods and surface treatments, e.g., shot peening & coating to assure component integrity and Damage Tolerance is met.	Review the C200 materials with respect to the UTC material database to better define material characteristics, property statistical variation, etc. Make suggestions for improved material properties and statistical control. Make recommendations for, and help develop processes including but not limited to surface treatments, coatings, and heat treatment to improve component durability. Recommend process changes to reduce turbine rotor porosity. Recomment inspection techniques for the turbine casting to reduce the risk of durability problems stemming from casting porosity or defects.	$132,000.00

Service	Deliverable	Task Description	Cost Estimate
Performance Modeling	Support Aerodynamic/thermody namic modeling and engine validation testing	Capstone to provide cycle model. Model will be exercised to understand C200 operational characteristics and to evaluate Capstone provided changes to the cooling flow levels, paths, or sealing schemes. Model output to be used in the thermal modeling tasks to investigate sensitivity to secondary flow schemes on operation and durability.	$110,000.00

Approved Supplier List	List of approved suppliers and the ability to procure under the umbrella of UTCs master purchase agreements.	Review Capstone supply base requirements and evaluate opportunities for use of UTC supply base. Identify opportunities for consolidated purchasing with UTC under UTC master purchase agreements.	$20,000.00

Attachment E

In-Kind Test Services

Test	Deliverable	Task Description	Cost Estimate
System Performance

Performance for system integration - Report containing system performance including ambient temperature, ambient pressure, air flow, exhaust flow, exhaust temperature, and system power over an ambient temperature range.

Performance at Cold/Altitude Test — Report containing system performance including ambient temperature, ambient pressure, air flow. exhaust flow, exhaust temperature, and system power over at —20 C to 10 C; altitude to 1000 m

Perform data acquisition for UTC Power system integration.

Obtain a performance data point at a UTC owned or contracted facility that simulates cold weather and altitude (to 1000m operation. C200 unit not attached to PureComfort( system)

			$	$0 17,600.00

Package Acoustic Testing	Report that characterizes sound pressure level.	Obtain sound pressure at 1m and 10m as measured per ANSI methods.		$8,800.00

Package Shipping	Report evaluating the ability of C200 system packaging to withstand transportation vibration levels without sustaining damage.	Conduct a vibration test simulating exposure to transportation vibration loads. Vibration table must be capable of testing a C200 unit in its shipping container. C200 unit does not have to be operating during the test. Capstone will provide the shipping vibration test spectrum.		$60,000.00

Reliability Demonstration	Reliability Demonstration data	Operate 5000 hours. Maintain log book of all service and faults. Record operating data in CRMS. UTCP’s performance of this task is contingent upon Capstone’s delivery to UTCP of one (1) complete C200 System, for this purpose.		$38,500.00

Attachment F

Bo Halamandaris
Program Manager, C200 Development
Capstone Turbine Corporation

Libby Reynolds
Vice President and Chief Accounting Officer
Capstone Turbine Corporation

George Hirko
Program Management or Engineering

John Fox
Business Level Employee

Attachment G

UTC/Capstone In-Kind Support

Program Task Sheet

Capstone Turbine Corp • 21211 Nordhoff Street • Chatsworth • CA 91311 • USA
Main: (818) 734-5300 • Fax: (818) 734-5321

Task Scope Description:

Performing Organization:

Deliverables:

Acceptance Criteria:

ECD:	Budget:

Other:

Capstone Designee: Program: Officer	UTC Designee: Program: Officer

This information is proprietary to Capstone Turbine Corporation. Neither the information contained herein shall be copied, disclosed to others, or used for any purposes other than the specific purpose for which this document was delivered. Capstone reserves the right to change or modify without notice the design, the product specifications, and/or the contents of this document without incurring any obligation either with respect to equipment previously sold or in the process of construction.

Attachment H

Item	Third Party Agreement:	Description of the Third Party Data and information relevant to the development of the C200 System (including information on form, fit and function) which shall be deposited in the Escrow Account:
1.	August 2, 2000 — Amended and Restated License Agreement and August 2, 2000 — Transition Agreement with Solar Turbines, Incorporated.

•                  Agreement to license recuperator core technology from Solar Turbine Incorporated for manufacture, use, and sale by Capstone Turbine Corporation in microturbine products.

•                  Licensed technology includes at least the fin fold, cell stacking, and annular design features as well as the manufacturing techniques.

•                  Capstone shall deposit in the Escrow Account data related to the performance of the recuperator module, which shall include flow rate, pressure drop, and thermal effectiveness.